UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 26, 2024

iBio, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

8800 HSC Parkway

Bryan, Texas 77807

(Address of principal executive offices and zip code)

(979) 446-0027

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IBIO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement.

Securities Purchase Agreement and Warrants

On March 26, 2024, iBio, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with several institutional investors and an accredited investor (the “Purchasers”) for the issuance and sale in a private placement (the “Private Placement”) of the following securities for gross proceeds of approximately $15.1 million: (i) 2,701,315 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 2,585,963 shares of the Company’s Common Stock at an exercise price of $0.0001 per share, and (iii) Series E Common Stock purchase warrants (the “Series E Warrants”) to purchase up to 5,287,278 shares of the Company’s Common Stock at an exercise price of $2.64 per share. The Series E Warrants are exercisable at any time after the six-month anniversary of their issuance (the “Initial Exercise Date”) at an exercise price of $2.64 per share and have a term of exercise equal to five years from the date of issuance. The combined purchase price for one share of common stock and the accompanying Series E Warrant was $2.85 and the purchase price for one pre-funded warrant and the accompanying Series E Warrant was $2.849.

A holder of the Pre-Funded Warrants and the Series E Warrants may not exercise any portion of such holder’s Pre-Funded Warrants or the Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

The Pre-Funded Warrants are exercisable at any time after their original issuance, subject to the beneficial ownership limitation (as described above) and will not expire until exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and Series E Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

If at the time of exercise on a date that is after the Initial Exercise Date, there is no effective registration statement or the prospectus contained therein is not available for the issuance of shares of Common Stock to the holders of the Series E Warrants, the Series E Warrants may be exercised, in whole or in part, at such time by means of a “cashless exercise.”  If at the time of exercise on a date that is after the 60th day anniversary of the Initial Exercise Date, there is no effective registration statement or the prospectus contained therein is not available for the issuance of shares of Common Stock to the holders of Pre-Funded Warrants, the Pre-Funded Warrants may also be exercised, in whole or in part, at such time by means of a “cashless exercise.”

Pursuant to the Purchase Agreement, the Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of Common Stock issued to the Purchasers in the Private Placement and the shares underlying the Pre-Funded Warrants and the Series E Warrants (collectively, the “Shares”) no later than 60 days after the date of the Purchase Agreement (the “Filing Date”), to use its commercially reasonable efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event not more than 75 days following the date of the Purchase Agreement (or 90 days following the date of the Purchase Agreement in the event of a “full review” by the SEC) (the “Effectiveness Date”), and to keep such registration statement effective at all times for a one year period after the closing date provided that the Company will have the right to suspend the registration statement for a period of fifteen (15) days during such one year period without being in breach. In the event that the resale registration statement is not (i) filed by the Filing Date or (ii) declared effective by the SEC by the Effectiveness Date, then, in addition to any other rights the Purchasers may have under the Purchase Agreement or under applicable law, on the Filing Date or the Effectiveness Date for a maximum of six months (each such date being referred to herein as an “Event Date”) and on each monthly anniversary of such Event Date (if the resale registration statement shall not have been filed or declared effective by the applicable Event Date) until the resale registration statement is filed or declared effective, the Company shall pay to each Purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 1.0% multiplied by the aggregate subscription amount paid by such Purchaser pursuant to the Purchase Agreement for each security not registered, which amount shall be capped at 6%.

The Private Placement closed on April 1, 2024.  The Company received net proceeds of approximately $14.1 million from the Private Placement, after deducting estimated offering expenses payable by the Company, including placement agent fees and expenses. The Company intends to use the net proceeds received from the Private Placement primarily for general corporate purposes, including for research and development and working capital.

Chardan Capital Markets, LLC served as the exclusive placement agent in connection with the Private Placement and was paid (i) a cash fee equal to 6.0% of the aggregate gross proceeds of the Private Placement (reduced to 4.0% with respect to certain investors), and (ii) up to $50,000 for legal fees and other out-of-pocket expenses.

Pursuant to the terms of the Purchase Agreement, the Company is prohibited from entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock for a period commencing on March 26, 2024, and expiring 60 days from the Effective Date (as defined in the Purchase Agreement). Furthermore, the Company is also prohibited from entering into any agreement to issue Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) involving a Variable Rate Transaction (as defined in the Purchase Agreement), subject to certain exceptions, for a period commencing on March 26, 2024 and expiring one year from such Effective Date (as defined in the Purchase Agreement); provided that sixty (60) days after the Effective Date entering into an at-the-market facility shall not be deemed a Variable Rate Transaction.

Side Letter Agreement

In connection with the private placement, the Company entered into a side letter agreement (the “Letter Agreement”) with one investor, Lynx1 Capital Management LP (the “Investor”). Subject to the terms of the Letter Agreement, the Investor will be entitled to nominate one individual to serve as a director on the Company’s Board of Directors for one three-year term commencing with the Company’s 2024 Annual Meeting of Stockholders.

The Purchase Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The foregoing descriptions of terms and conditions of the Pre-Funded Warrants, the Series E Warrants, the Purchase Agreement, and the Letter Agreement, do not purport to be complete and are qualified in their entirety by the full text of the form of the Pre-Funded Warrant, the form of the Series E Warrant, the  Purchase Agreement, and the Letter Agreement, , which are attached hereto as Exhibits, 4.1, 4.2, 10.1 and 10.2, respectively.

Woodforest National Bank Credit Agreement

On March 28, 2024, iBio CDMO LLC,  a wholly owned subsidiary of the Company and Woodforest National Bank entered into the Ninth Amendment (the “Ninth Amendment”) to the Credit Agreement, which was entered into on November 1, 2021, as previously amended as of October 11, 2022, February 9, 2023, February 20, 2023, March 24, 2023, May 10, 2023, September 18, 2023, October 4, 2023, and December 22, 2023 (the “Credit Agreement”), which amendment among other things, amends the Credit Agreement to: (i) set the maturity date of the term loan to the earlier of (a) May 15, 2024, or (b) the acceleration of maturity of the term loan in accordance with the Credit Agreement.

The foregoing description of terms and conditions of the Ninth Amendment, does not purport to be complete and is qualified in its entirety by the full text of the form of the Ninth Amendment, which is attached hereto as Exhibit 10.3.

The foregoing summary and the exhibits hereto are not intended to modify or supplement any disclosures about the Company in its reports filed with the SEC. In particular, the Purchase Agreement and the Credit Agreement and the related summaries are not intended to be, and should not be relied upon, as disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The Purchase Agreement, and Credit Agreement contain representations and warranties by the Company, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the agreements were made solely for the benefit of the parties to the agreements; may be subject to limitations agreed upon by the contracting parties, including being subject to confidential disclosures that may modify, qualify or create exceptions to such representations and warranties; may be made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Purchase Agreement and the Credit Agreement are filed with this report only to provide investors with information regarding the terms of the transaction, and not to provide investors with any other factual information regarding the Company. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to (i) the Shares, the Pre-Funded Warrants, and the Series E Warrants, (ii) the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, and (iii) the shares of the Common Stock issuable upon exercise of the Series E Warrants, is incorporated herein by reference. Neither the issuance of the Shares, the Pre-Funded Warrants, the Series E Warrants nor the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and the Series E Warrants, as applicable, were registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The issuance of the Shares, the Pre-Funded Warrants and the Series E Warrants were, and the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants and the Series EWarrants will be, issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01. Regulation FD Disclosure.

On March 29, 2024, the Company issued a press release announcing the pricing of the Private Placement. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 and in the press release furnished as Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended and shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01 Other Events.

During the third quarter of fiscal 2024, 1,131,500 Class C warrants and 1,006,500 Class D warrants were exercised.  The number of shares outstanding as of April 1, 2024 is 8,515,226, after taking into account the issuance of the Shares.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant
4.2	Form of Series E Purchase Warrant
10.1*	Form of Securities Purchase Agreement, dated March 26, 2024, by and between iBio, Inc. and the Purchaser signatory thereto*
10.2	Side Letter Agreement dated April 1, 2024
10.3	Ninth Amendment to Credit Agreement dated March 28, 2024, between iBio CDMO LLC and Woodforest National Bank
99.1	Press Release issued by iBio, Inc. on March 26, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules upon request by the SEC.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO, INC.

Date: April 1, 2024	By:	/s/ Marc Banjak
Name: Marc Banjak
Title: General Counsel and Corporate Secretary